Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Nos.(333-135723,333-135723 and 333-157102) on Form S-8 of VIASPACE Inc. (the “Company”) of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 30, 2009 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of VIASPACE Inc. for the year ended December 31, 2008.
Goldman Parks Kurland Mohidin LLP
Encino, California
March 31, 2009